CODE OF ETHICS

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to  the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

•	The adviser’s fiduciary duty to its clients;
•	Compliance with all applicable Federal Securities Laws;
•	Reporting and review of personal securities transactions and holdings;
•	Reporting of violations of the code; and
•	The provision of the code to all supervised persons.

Policies and Procedures

Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, Dynamic Beta (“DBi”) and its Supervised Persons must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics. All questions regarding the Code should be directed to the CCO. You must cooperate to the fullest extent reasonably requested by the CCO to enable (i) DBi to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge his duties under the Manual.

All Supervised Persons will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Supervised Persons. You must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting DBi’s services, and engaging in other professional activities.

We expect all Supervised Persons to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, DBi must act in its Clients’ best interests. Neither DBi, nor any Supervised Person should ever improperly benefit at the expense of any Client. Notify the CCO promptly if you become aware of any practice that creates, or gives the appearance of, a material conflict of interest.

Supervised Persons are generally expected to discuss any perceived risks, or concerns about DBi’s business practices, with their direct supervisor. However, if a Supervised Person is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Reporting Violations of the Code

Supervised Persons must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics, to the CCO. To the extent practicable, DBi will protect the identity of a Supervised Person who reports a suspected violation. However, the Company remains responsible for satisfying the regulatory reporting, investigative and other obligations that may follow the reporting of a potentialviolation.

Retaliation against any Supervised Person who reports a violation of the Code of Ethics is strictly prohibited and will be cause for corrective action, up to and including dismissal. If a Supervised Person believes that he or she has been retaliated against, he or she should notify the CCO/General Counsel directly.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject a Supervised Person to civil, regulatory or criminal sanctions. No Supervised Person will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

If the CCO determines that a material violation of this Code of Ethics has occurred, the CCO will promptly report the violation, and any association action(s), to DBi’s senior management.

For the avoidance of doubt, nothing contained in this Manual or in a DBi employment or separation agreement prohibits a Supervised Person or former DBi employee from reporting potential violations of federal law or regulation to any governmental agency or entity from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Additionally, nothing in this Manual prohibits a Supervised Person from recovering an award pursuant to a whistleblower program of a government agency or entity.

Procedures for advisers to an investment company (“Mutual Fund” or “Fund”)

The board of directors of a Fund, including a majority of directors who are not interested persons, must approve the code of ethics of the Fund, the code of ethics of each investment adviser and   principal underwriter of the Fund, and any material changes to these codes.

Before approving a code of a Fund, investment adviser or principal underwriter, or any amendment to the code, the board of directors must receive a certification from the Fund, investment adviser or principal underwriter that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Fund's, investment advisers, or principal underwriter's code of ethics.

The Fund's board must approve the code of an investment adviser or principal underwriter before initially retaining the services of the investment adviser or principal underwriter. The Fund's board must approve a material change to a code no later than six months after adoption of the material change.

If the CCO determines that a material violation of this Code of Ethics has occurred, the CCO will promptly report the violation, and any association action(s), to DBi’s senior management. If senior management determines that the material violation may involve a fraudulent, deceptive or manipulative act, DBi will report its findings to the Mutual Fund’s Board of Directors or Trustees pursuant to Rule 17j-1.

Administration of the Code of Ethics

DBi must use reasonable diligence and institute procedures reasonably necessary to prevent violations of its code of ethics. No less frequently than annually, DBi must furnish to the Fund's board of directors a written report that:

(A)
Describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

(B)	Certifies that DBi has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

A material violation would include instances where there is an impact on a client account, including the Funds’, or where a significant remedial action has been taken in response to a violation of the Code of Ethics. A significant remedial action means any action that has a significant impact on the violator, such as a material disgorgement of profits, imposition of a significant fine, suspension of trading privileges, suspension or termination.

The annual written report will, at a minimum:

•
Describe any issues arising under the Code of Ethics or its procedures since the last report to the Fund’s Board including, but not limited to, information about material violations of the Code of Ethics or procedures and any sanctions imposed in response to the material violations;

•	Certify that DBi has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics;

•	Certify whether there have been any material changes to the Code of Ethics or its procedures since the last report to the Fund’s Board.

Distribution of the Code and Acknowledgement of Receipt

DBi will distribute the Manual, which contains the Company’s Code of Ethics, to each Supervised Person upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Supervised Persons must acknowledge that they have received, read, understood, and agree to comply with DBi’s policies and procedures described in the Manual, including this Code of Ethics. The Compliance Manual Acknowledgement Form must be completed. The completed form must be submitted to the CCO upon commencement of employment, annually, and following any material change to the Manual.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including DBi, Supervised Persons, and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for DBi, its Supervised Persons, and/or Clients and Investors. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

DBi’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Supervised Persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve DBi and/or its Supervised Persons on one hand, and Clients and/or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients and/or Investors over the interests of DBi and its Supervised Persons. If a Supervised Person believes that a conflict of interest has not been identified or appropriately addressed, that Supervised Person should promptly bring the issue to the CCO’s attention.

In some instances conflicts of interest may arise between Clients and Investors. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients or Investors have been unfairly disadvantaged. Supervised Persons should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients and/or Investors has not been appropriately addressed.

It may sometimes be beneficial for DBi to be able to retroactively demonstrate that it carefully considered particular conflicts of interest.

Personal Securities Transactions

Supervised Person trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Supervised Person trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Supervised Person’s ability to fulfill daily job responsibilities.

DBi’s Personal Securities Transactions policies and procedures apply to all accounts holding any securities over which Supervised Persons have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Supervised Persons to exclude accounts held personally or by immediate family members sharing the same household if the Supervised Person does not have any direct or indirect influence or control over the accounts. Supervised Persons should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

In the event of a material change to this Personal Securities Transactions section of the Code of Ethics, the CCO shall inform each Mutual Fund’s CCO of such change and ensure that the change is approved by each Mutual Fund’s Board no later than six months after the change is adopted

Reportable Securities

DBi requires Supervised Persons to provide periodic reports regarding transactions and holdings in all Reportable Securities, which include any security, except:

•	Direct obligations of the Government of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short- term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares issued by open-end investment companies registered in the U.S., other than funds advised or underwritten by DBi or an affiliate; and
•	Shares issued by unit investment trusts that are invested exclusively in one or more open- end registered investment companies, none of which are advised or underwritten by DBi or an affiliate.

Exchange-traded funds, or ETFs and exchange traded notes, or ETNs, are somewhat similar to open- end registered investment companies. However, a l l ETFs a n d E T N s are Reportable Securities and are subject to the reporting requirements contained in DBi’s Personal Securities Transactions policy.

Preclearance Procedures

Supervised Persons must have written clearance for all personal securities transactions involving IPOs  or Private Placements before completing the transactions. DBi may disapprove any proposed  transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If clearance is granted for a specified period of time, the Supervised Person receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration. Supervised Persons should be cautious when submitting good-until-cancelled orders to avoid inadvertent violations of DBi’s pre-clearance procedures.

Supervised Persons must use the attached Preclearance Form to seek preclearance or seek preclearance via email. All preclearance requests must be submitted to the CCO or designee.

Reporting

DBi must collect information regarding the personal trading activities and holdings of all Supervised Persons. Supervised Persons must submit quarterly reports regarding securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Quarterly Transaction Reports

Each quarter, Supervised Persons must report all Reportable Securities transactions in accounts in which they have a beneficial interest. Supervised Persons must also report any accounts opened during the quarter that hold any securities (including securities excluded from the definition of a Reportable

Security). Reports regarding securities transactions and newly opened accounts must be submitted to the CCO or designee within 30 days of the end of each calendar quarter.

You may utilize the Quarterly Reporting Forms to fulfill your quarterly reporting obligations. Alternately, you may use the Letter to a Broker-Dealer to instruct the institution hosting your account to send the CCO or designee duplicate account statements. The CCO or designee must receive all such statements within 30 days of the end of each calendar quarter. Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be reported on the Quarterly Reporting Forms.

If you did not have any transactions or account openings to report, this should be indicated on t h e Quarterly Reporting Forms. These forms should be signed, dated, and submitted to the CCO or designee within 30 days of the end of each calendar quarter.

Initial and Annual Holdings Reports

Supervised Persons must periodically report the existence of any account that holds any securities (including securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the CCO or designee on or before February 14thof each year, and within 10 days of an individual first becoming a Supervised Person. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became a Supervised Person. Initial and annual holdings reports should be submitted using the attached Periodic Holdings Reporting Forms.

The accounts section of the Periodic Holdings Reporting Form must be completed for all accounts that hold any securities, including accounts that do not hold any Reportable Securities, as well as accounts for which individual holdings have been separately disclosed to the CCO designee.

In lieu of completing the Reportable Securities section of the Periodic Holdings Reporting Form you may submit copies of account statements that contain all of the same information that would be required by the form and that are current as of the dates noted above. Any Reportable Securities not appearing on an attached account statement must be reported directly on the Reportable Securities section of the Periodic Holdings Reporting Form.

If you do not have any holdings and/or accounts to report, this should be indicated on the Periodic Holdings Reporting Form. Both sections of the form should be marked N/A, signed, dated, and submitted to the CCO or designee within 10 days of becoming a Supervised Person and by February 14th of each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, a Supervised Person is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or
•
Any reports with respect to securities held in accounts over which the Supervised Person had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser. Supervised Persons who claim they have no direct or indirect influence or control over an account are also required to complete the attached Exempt Accounts Certification upon commencement of their employment and on a quarterly basis thereafter.

Personal Trading and Holdings Reviews

DBi’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Supervised Persons’ personal trading activities.

Accordingly, the CCO or designee will closely monitor Supervised Persons’ investment patterns to detect the following potentially abusive behavior:

•	Personal trading in Securities also held by a Mutual Fund advised by DBi;
•	Trading opposite of Client trades;
•	Trading ahead of Clients; and
•	Trading that appears to be based on Material Non-Public Information.

The CCO or designee will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior, and will compare Supervised Person trading with Clients’ trades as necessary. Upon review, the CCO or designee will initial and date each report received, and will attach a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO or designee and/or sanctions, up to and including dismissal.

The General Counsel will monitor the CCO’s personal securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Disclosure of the Code of Ethics

DBi will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Clients or Investors with a copy of its Code of Ethics. All Client or Investor requests for DBi’s Code of Ethics should be directed to the CCO.